UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2007

EMVELCO CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

468 N. Camden Drive, Suite 315, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 285-5350

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 15, 2007, Emvelco Corp. (the “Company”) delivered that certain Notice of Exercise of Option (“Notice”) to Emvelco RE Corp., a Nevada corporation (“ERC”).

Pursuant to the Notice, the Company exercised the option (the “Option”) to purchase that certain property which consists of a multi-use condominium and commercial property in Las Vegas, Nevada (the “Verge Project”). The Company initially acquired the Option pursuant to that certain Investment Agreement, dated as of June 19, 2006 (the “Investment Agreement”), between AO Bonanza Las Vegas, Inc. (currently known as Verge Living Corporation (“Verge”)) and the Company. The Option is exercisable in the amount of Fifteen Million Dollars ($15,000,000) payable by combination of (i) conversion of $10,000,000 in outstanding loan amounts owing to the Company under the Investment Agreement to Verge equity, plus (ii) Five Million ($5,000,000) in funds (collectively, the “Option Price”) due upon the date that Verge undertakes groundbreaking on the Verge Project. Pursuant to the conversion of the loan to Verge equity, Verge will become a wholly owned subsidiary of the Company and the Verge Project will be transferred and owned by the Consequently, as reported on the Company’s Form 8Ks filed July 20, 2007 and July 26, 2007, the Shares of Verge will be transferred and conveyed to Kidron Industrial Holdings, Ltd., a public company listed on the Tel-Aviv Stock Exchange (“Kidron”) as partial consideration for the Company receiving a 43% interest in Kidron. Further, pursuant to the Notice, the Option transaction including payment of the Option Price must close on or prior to December 31, 2007 or the Option will expire.

The Board of Directors of the Company has approved the Notice and ratified the transactions thereunder pursuant to a Consent of the Board of Directors dated October 12, 2007; except that Yossi Attia, Chief Executive Officer of the Company and Darren Dunckel, President of ERC abstained with respect to the vote and ratification of exercise of the Option.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Notice of Exercise of Option

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMVELCO CORP.

By:	/s/ YOSSI ATTIA
Name: Yossi Attia
Title: Chief Executive Officer

Date:	October 19, 2007 Beverly Hills, California